Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Nuance Communications, Inc.

Burlington, Massachusetts

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated November 18, 2016, except for the consolidated balance sheet, Note 2, Note 4, Note 18, and Note 19, as to which the date is May 6, 2016, relating to the consolidated financial statements and the effectiveness of Nuance Communications, Inc.’s internal control over financial reporting appearing in the Current Report on Form 8-K for the year ended September 30, 2015.

/s/ BDO USA, LLP

BDO USA, LLP

Boston, Massachusetts

May 10, 2016